EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of Protech Global Holdings Corp. of our report dated April 10, 2009, relating to our audits of the financial statements appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the captions "Experts" in such Prospectus.

/s/ Bansal & Co

Bansal & Co., Chartered Accountants

July 1, 2009